Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S3 No. 333-260666, Form S8 No. 333-250852 and Form S-1 No. 333-270512 of Amesite Inc. of our report dated September 29, 2025, relating to the financial statements which appears in this Form 10-K for the year ended June 30, 2025.

/s/ Novogradac & Company LLP

Novogradac & Company LLP

Plantation, Florida

September 29, 2025